UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2019

GENERAL CANNABIS CORP

 (Exact Name of Registrant as Specified in Charter)

Colorado	000-54457	20-8096131
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6565 E. Evans Avenue Denver, Colorado	80224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 759-1300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2019, General Cannabis Corp (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors identified on the signature pages thereto (the “Purchasers”) pursuant to which the Company agreed to issue and sell an aggregate of 3,000,000 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”) and warrants to purchase up to 3,000,000 shares of Common Stock (the “Warrants” and together with the Shares, the “Securities”), in a registered direct offering (the “Offering”). The Securities were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-222907) initially filed with the Securities and Exchange Commission (the “Commission”) on February 7, 2018, and declared effective on February 12, 2018. The Warrants are immediately exercisable at an initial exercise price of $1.30 per share. The Warrants are exercisable at any time for a period of five years.

The combined per share purchase price for a share of Common Stock and a Warrant is $1.00. The closing of the Offering is expected to occur on June 4, 2019. The Company expects the aggregate net proceeds from the Offering, after deducting the financial advisor fees and other estimated offering expenses, to be approximately $2.69 million. The Company intends to use the aggregate net proceeds for repaying a portion of the Company’s outstanding $4.023 million promissory notes and for working capital and other general corporate purposes, which may include, among other things, product development, acquisitions, capital expenditures and other business opportunities. The Company has not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing. Under the Purchase Agreement, the Company has agreed, subject to certain exceptions, not to enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock equivalents for a period of 60 days following the closing of the Offering.

The foregoing summaries of the Warrants and the Purchase Agreement (collectively, the “Transaction Documents”) do not purport to be complete and are qualified in their entirety by reference to the full texts of the form of Warrant and the form of Purchase Agreement that are filed herewith as Exhibits 4.1 and 10.1, respectively. The representations, warranties and covenants contained in Transaction Documents were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to the Transaction Documents, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Transaction Documents are incorporated herein by reference only to provide investors with information regarding the terms of the Transaction Documents, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Commission.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these Securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01	Other Events.

On May 31, 2019, the Company issued a press release regarding the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
4.1	Form of Warrant
5.1	Opinion of Morrison & Foerster LLP
10.1	Form of Securities Purchase Agreement, dated May 31, 2019
23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
99.1	Press release dated May 31, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 4, 2019

GENERAL CANNABIS CORP

By:	/s/ Michael Feinsod
Name:	Michael Feinsod
Title:	Chief Executive Officer